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                                                                   Exhibit 10.19

                               [COMED LETTERHEAD]



July 20, 1998


Mr. Rudolf W. Gunnerman
President & CEO
A-55 Limited Partnership
Corporate Headquarters
5270 Neil Road
Reno, LV 89502


Re: Fuel Purchase Order

Dear Mr. Gunnerman:

As agreed during the July 15, 1998 meeting between ComEd and A-55 L.P., ComEd is prepared to purchase up to 70,000 barrels of A-55 Clean Fuels for approximately $11.00 per barrel - equivalent to $1.90 per MmBtu. This initial volume of fuel will be used during the start-up phase of one of the five boilers located at ComEd's Collins Plant and will meet ComEd's fuel specifications. All fuel specifications, including Btu content, will be tested by a mutually accepted third party laboratory. All fuel specification testing will be paid for by A-55 L.P.

The start-up phase will commence on the week of September 21st. A-55 has agreed to deliver to, and ComEd has agreed to make storage available at the Collins Plant for this initial volume of A-55 Clean Fuels on or before August 31, 1998.

Upon successful completion of the start-up phase, ComEd could potentially purchase an ongoing volume of A-55 Clean Fuels up to 140,000 barrels (or more as required) per day at the agreed upon price of $1.90 per MmBtu. It is understood that discounts in fuel pricing will be available. These discounts are subject to business arrangements between our companies regarding both the on-site manufacture and storage, long term fuel contracts and volumes purchased of A-55 Clean Fuels as we have previously discussed. Having regard to these factors the purchase price after discounts could be approximately $7.50 per barrel - equivalent to $1.50 per MmBtu. All fuel receivables will be due seven days after delivery to the Collins Plant.

We understand that in addition to it's price advantage over $6 fuel oil and natural gas, A-55 Clean Fuels offer significant NOx reduction benefits over $6 fuel oil together with increased safety and more convenient handling.

Please forward all pertinent billing information to my office so that a fuel purchase order reflecting the above parameters can be prepared.

Sincerely,

/s/ ROBERT P. LUKACSEK
Robert P. Lukacsek
Fuel Buyer